123 Main Avenue | 2nd Floor | City, State | 12345 | Office: +1 (000) 123 4567 | arcadiumlithium.com PRIVATE & CONFIDENTIAL © 2024 Arcadium Lithium. All rights reserved. November 20, 2024 Gilberto Antoniazzi Dear Gilberto, As you are aware, Arcadium Lithium is currently in the process of being acquired by Rio Tinto. We are excited about the future and the opportunities this acquisition will bring, and we want to ensure a smooth transition and continued success during this important period. We greatly value your contributions to Arcadium Lithium and recognize the critical role you play in our continued success. As part of our retention efforts during this transition, I am pleased to offer you transaction and retention awards. The purpose of these awards is to provide additional incentive for you to remain with the company during the acquisition process through the closing of the deal for Rio Tinto to acquire Arcadium Lithium (Closing), and to ensure a smooth transition for a certain period of time post-Closing, ensuring that we continue to deliver on our strategic goals. Details of your Awards: • Transaction Award Amount: $200,000 USD, less applicable taxes and withholdings, which shall vest and become payable at Closing, subject to the Terms and Conditions outlined below. • Retention Award Amount: $100,000 USD, less applicable taxes and withholdings, which shall vest and become payable 6 months post-Closing, subject to the Terms and Conditions outlined below. Terms and Conditions: Subject to the terms of these Awards, in order to receive payment of the Transaction and/or Retention Award, you must remain actively employed by Arcadium Lithium, Rio Tinto, or any applicable subsidiary (collectively, the “Company”) on the applicable vesting date/s. Vested awards will be paid as soon as reasonably practicable, and in no event more than 15 days following the applicable vesting date. In the event that you voluntarily resign for any reason, including for “Good Reason” (as such term is defined in your Executive Severance Agreement), from the Company or any of its affiliates prior to the vesting of any Transaction and/or Retention Award, any then unpaid Award will be forfeited in its entirety. Exhibit 10.23

2 If you are terminated by the Company for Cause (as defined in the Arcadium Lithium Omnibus Incentive Plan), any unvested Transaction and/or Retention Award will be forfeited in its entirety. If you are terminated by the Company without Cause, prior to the vesting of any Transaction and/or Retention Award, you are eligible to receive any then unpaid Award/s as a part of your applicable severance package, contingent on you executing and not revoking a General Release. The Transaction and/or Retention Award will not be treated as part of your compensation for purposes of determining your entitlements under any Company incentive or benefit plan, program, or arrangement. The Transaction and/or Retention Award will be subject to applicable tax withholdings. We understand that tax considerations are important. Therefore, we recommend that you consult with your tax advisor if helpful. Determining eligibility for these Awards was a selective process and your entitlement to receive the Awards is strictly confidential and cannot be shared or discussed with any other person other than your manager or the members of the HR team referenced below. Additional Information We are confident that your continued commitment and leadership will be invaluable during this time of transition, and we look forward to working together through this exciting chapter for both companies. Thank you again for your dedication and hard work. We truly appreciate all that you do and are excited to continue our journey with you on board. If you have questions, please reach out to Alicia Markmann or Jennifer Zappacosta. Kind regards, Paul Graves CEO